PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Three Months Ended
	March 31,
	2006	2005
Income from continuing operations	$15,859	$14,135
Minority interests in continuing operations	4,349	4,155
Interest expense	513	282

Earnings from continuing operations available to cover fixed charges	$20,721	$18,572

Fixed charges (1)	$513	$282
Preferred stock dividends	11,255	9,769
Preferred partnership distributions	2,781	2,691

Combined fixed charges and preferred distributions	$14,549	$12,742

Ratio of earnings from continuing operations to fixed charges	40.4	65.9

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.5

	2005	2004	2003	2002	2001
Income from continuing operations	$59,674	$46,564	$46,326	$45,916	$43,999
Minority interests in continuing operations	16,262	24,785	29,638	28,271	25,500
Interest expense	1,330	3,054	4,015	5,324	1,715

Earnings from continuing operations available to cover fixed charges	$77,266	$74,403	$79,979	$79,511	$71,214

Fixed charges (1)	$1,330	$3,054	$4,015	$5,612	$2,806
Preferred stock dividends	43,011	33,020	15,784	15,412	8,854
Preferred partnership distributions	10,651	20,245	19,240	17,927	14,107

Combined fixed charges and preferred distributions	$54,992	$56,319	$39,039	$38,951	$25,767

Ratio of earnings from continuing operations to fixed charges	58.1	24.4	19.9	14.2	25.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.3	2.0	2.0	2.8

1.	Fixed charges include interest expense plus capitalized interest.

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended
	March 31,
	2006	2005
FFO (1)	$26,687	$25,881
Interest expense	513	282
Minority interest in income — preferred units	2,781	2,691
Preferred stock dividends	11,255	9,769

FFO available to cover fixed charges	$41,236	$38,623

Fixed charges (2)	$513	$282
Preferred stock dividends	11,255	9,769
Preferred partnership distributions	2,781	2,691

Combined fixed charges and preferred distributions paid	$14,549	$12,742

Ratio of adjusted FFO to fixed charges	80.4	137.0

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	2.8	3.0

	2005	2004	2003	2002	2001
FFO (1)	$102,463	$97,214	$97,448	$104,543	$95,472
Interest expense	1,330	3,054	4,015	5,324	1,715
Minority interest in income — preferred units	10,651	20,245	19,240	17,927	14,107
Preferred stock dividends	43,011	33,020	15,784	15,412	8,854

FFO available to cover fixed charges	$157,455	$153,533	$136,487	$143,206	$120,148

Fixed charges (2)	$1,330	$3,054	$4,015	$5,612	$2,806
Preferred stock dividends (3)	43,011	31,154	15,784	15,412	8,854
Preferred partnership distributions (3)	10,350	17,106	19,240	17,927	14,107

Combined fixed charges and preferred distributions paid	$54,691	$51,314	$39,039	$38,951	$25,767

Ratio of adjusted FFO to fixed charges	118.4	50.3	34.0	25.5	42.8

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	2.9	3.0	3.5	3.7	4.7

(1)	FFO has been adjusted to include the effect of impairment charges.

(2)	Fixed charges include interest expense plus capitalized interest.

(3)	Excludes EITF Topic D-42 distributions.